NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE MKT LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 11, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 8, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the terms of the Warrants Agreement, the Warrants (Expiring April 12, 2016) of Medgenics, Inc. expired on April 12, 2016. Each Warrant entitled the holder to purchase one share of Medgenics, Inc. Common Stock at an exercise price of $6.00. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 8, 2016 pursuant to the No Guaranteed Delivery provision.